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                                                                   Exhibit 3(ii)


                                                                  April 26, 2002


New England Life Insurance Company
501 Boylston Street
Boston, Massachusetts 02117

Gentlemen:

In my capacity as Second Vice President and Actuary of New England Life Insurance Company (the "Company"), I have provided actuarial advice concerning:

         The preparation of Pre-Effective Amendment No. 1 to the registration statement on Form S-6 (File No. 333-73676) filed by New England Variable Life Separate Account and the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement"); and

         The preparation of policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

1. The illustrations of death benefits, net cash values, accumulated premiums, internal rates of return on net cash values and internal rates of return on death benefits shown in Appendix A of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Policies for male insureds, aged 45 in the underwriting class illustrated, than to prospective purchasers of Policies for insureds of other sexes or ages. Insureds in other underwriting classes may have higher cost of insurance charges.

2. The information contained in the description of historical investment experience in Appendix B, based on the assumptions stated in the Appendix, is consistent with the provisions of the Policies.

3. The illustration of net premiums shown under the heading "Charges and Expenses-- Deductions from Premiums" in the Prospectus contains the net premium amount allocated to the Policy for a $2,000 premium.
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4.       The information contained in the example of how the maximum loan amount is determined under the heading "Other Policy Features-Loan Provision" in the Prospectus is consistent with the provisions of the Policies.

5. The maximum surrender charges shown in the examples of surrender charges under the heading "Charges and Expenses - Surrender Charge" are the correct amounts for the target premiums shown.

I hereby consent to the filing of this opinion as an Exhibit to this Pre-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the Prospectus.

                                          Sincerely,

                                          James J. Reilly, Jr., F.S.A., M.A.A.A.
                                          Second Vice President and Actuary